EXHIBIT 16.1

March 24, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Commissioners:

      We have read the statements made by American Physicians Capital, Inc. (the “Company”) (copy attached), which we understand will be filed with the United States Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Company’s Form 8-K report dated March 24, 2005. We agree with the statements concerning our Firm in section (a)(1) of such Form 8-K. However, PricewaterhouseCoopers LLP makes no statement whatsoever regarding the current status of material weaknesses in internal controls or regarding any remedial actions taken with respect to such material weaknesses.

Very truly yours,

PricewaterhouseCoopers LLP